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VIVUS, Inc.

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On June 28, 2013, VIVUS, Inc., or the Company or VIVUS, issued a press release clarifying several misstatements by First Manhattan Co.  A copy of the press release is attached hereto as Exhibit 1.

Important Additional Information

On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the Securities and Exchange Commission, or the SEC, in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read VIVUS’s 2013 proxy statement because it contains important information.  Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com.

Exhibit 1

VIVUS, Inc. Timothy E. Morris Chief Financial Officer morris@vivus.com	Proxy Solicitor: Morrow & Co., LLC Joseph J. Mills jmills@morrowco.com 203-658-9423
Investor Relations: The Trout Group Brian Korb bkorb@troutgroup.com 646-378-2923	Media Relations: Joele Frank, Wilkinson Brimmer Katcher Matthew Sherman msherman@joelefrank.com 212-355-4449

VIVUS CLARIFIES ADDITIONAL MISSTATEMENTS BY FIRST MANHATTAN CO.

Stockholders Urged to Vote FOR the Board’s Nominees

on GOLD Proxy Card Today

MOUNTAIN VIEW, Calif., June 28, 2013 – VIVUS, Inc. (Nasdaq:VVUS) (the “Company”), a pharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity and sexual health, today clarified several misstatements made by First Manhattan Co. (FMC):

•                 FMC’s Misstatement: The launch of Qsymia was mismanaged.

◦                  The facts:  When Qsymia® (phentermine and topiramate extended-release) capsules CIV was approved, it included a highly restrictive FDA-mandated Risk Evaluation and Mitigation Strategy (REMS) which made the prescribing and dispensing process very cumbersome for healthcare providers, especially primary care physicians with busy practices. We believe FMC’s negative characterization of the Qsymia launch blatantly disregards the significant barrier that the Qsymia REMS created for VIVUS.  Qsymia’s availability was limited to a small, closed network of certified mail-order pharmacies.  In addition, healthcare providers were required to complete and fax prescription forms and pharmacies were required to confirm the information with patients by phone.  These burdensome requirements created an average two-week time delay between physicians prescribing Qsymia and the actual delivery of the drug to patients, which significantly hindered new patient starts and refills. As a result of this restrictive mail order-only distribution system, efforts to drive patients to seek treatment with Qsymia were not feasible as they would have created additional frustration among prescribers.  It is important to note that as part of the FDA’s cautious approach to weight loss drugs, VIVUS’s sole option for achieving FDA approval of Qsymia was to include the FDA-mandated REMS.  Upon launch, this fact was clearly communicated to the analyst and investment community, including FMC.  As such, the April 2013 FDA approval of our amendment and modification to the REMS was a significant milestone in our ongoing commercialization strategy.  We now look forward to broadening the distribution of Qsymia to thousands of certified retail pharmacies and beginning our direct to consumer (DTC) advertising campaign in the fall of this year.

•                 FMC’s Misstatement: VIVUS has not adequately addressed an important determinant of Qsymia’s adoption – out-of-pocket cost to the patient.

◦                  The facts:  At launch, there was minimal insurance coverage for branded obesity medications.  As such, based on extensive pricing studies we conducted, we priced Qsymia at a reasonable level for patients without insurance while working diligently to gain insurance coverage for Qsymia and reduce out-of-pocket cost for patients through discount and free goods programs.  With the addition of the country’s two largest pharmacy benefit managers (“PBMs”), Express Scripts and Medco Health Solutions, approximately 36% of the 160 million people in the U.S. with private or self-insurance have access to Qsymia with an average co-pay of $50-$60.  Our goal for 2013 is to gain access for at least 50% of these 160 million Americans.  Qsymia is also available to the millions of people covered by the Veterans Administration at a $9 copay.  Given that Qsymia is a new drug in a new category, payors have preferred to provide initial access to Qsymia at a tier 3 level, but we are working closely with PBMs to bring Qsymia down to a tier 2 level.  With the help of a recent publication demonstrating cost savings to Medicare associated with 10% weight loss, the American Association of Clinical Endocrinologists (AACE) for the first time adopting pharmacologic treatments as a first-line method of managing comorbidities in obese patients, and the American Medical Association (AMA) recognizing for the first time that obesity is a medical disease, we are making meaningful progress with payors to increase insurance coverage for patients.

•                 FMC’s Misstatement: VIVUS has mismanaged the regulatory process for Qsiva in the European Union (EU).

◦                  The facts: In grave contrast to FMC’s false accusations, VIVUS has executed a Euro-centric strategy focused on obtaining regulatory approval in the European Union (EU) for Qsiva™ (phentermine and topiramate extended-release) (as Qsymia is called in Europe) and SPEDRA™ (avanafil) (as STENDRA™ is called in Europe).  Since 2008, we have worked closely with a team of highly experienced clinical, regulatory, and legal advisors and other consultants, some of whom were former members of the Committee for Medicinal Products for Human Use (CHMP), the committee at the European Medicines Agency that is responsible for preparing opinions on questions concerning medicines for human use.  To date, our execution has allowed us to successfully achieve approval for SPEDRA via the centralized process, disproving FMC’s baseless claim that we are unable to obtain EU regulatory approvals.

◦                  Consistent with FMC’s habit of making false allegations about the VIVUS Board and management team, they have falsely asserted that we have somehow impaired the Company’s credibility with EU regulators.  In reality, we have worked constructively with EU regulators to obtain CHMP approval for SPEDRA, and build strong support for Qsiva, which resulted in a positive recommendation for Qsiva’s approval by CHMP’s own Scientific Advisory Group.  The regulatory environment in the EU is undeniably challenging, as demonstrated by the recent withdrawal of an approval application by one of our competitors.  Furthermore, CHMP’s decision was also likely influenced by the recent withdrawals of Meridia, Rimonabant, and Mediator from the market, trends that were beyond VIVUS’s control.  FMC’s statements indicate either its lack of understanding of the European regulatory process or its willingness to distort facts for its own gain.

◦                  Finally, VIVUS’s strategy to pursue approval through the decentralized procedure was supported by both CHMP leadership and our EU team of expert advisors.  If successful, we could commercialize Qsiva in selected countries by the second half of 2014, providing VIVUS with an important first-mover advantage. We believe FMC’s misguided plan to pursue a centralized procedure by re-filing the Qsiva Marketing Authorization Application based on results from our Cardiovascular Outcomes Trial (CVOT) would significantly delay the commercialization of Qsiva by at least 3-4 years and destroy value by erasing our first-mover advantage.

THESE ARE THE FACTS. PROTECT YOUR INVESTMENT.

VOTE FOR THE VIVUS DIRECTOR NOMINEES ON THE GOLD PROXY CARD TODAY.

VIVUS stockholders are reminded that their vote is extremely important, no matter how many or how few shares they own. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in VIVUS by voting the GOLD proxy card. Please do not return or otherwise vote any white proxy card sent to you by FMC.

If stockholders have any questions, or would like assistance in voting the GOLD proxy card, please contact:

Call Toll Free: (800) 607-0088

Call Collect: (203) 658-9400

E-mail: vivusinfo@morrowco.com

Deutsche Bank Securities Inc. is serving as financial advisor, Hogan Lovells US LLP is serving as legal advisor, and Morrow & Co., LLC is serving as proxy solicitor to the Company.

About Qsymia

Qsymia® (phentermine and topiramate extended-release) capsules CIV is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

About Avanafil

STENDRA, or avanafil, is approved by the FDA for the treatment of erectile dysfunction, or ED, in the U.S. VIVUS, through collaboration arrangements with third parties, intends to market and sell STENDRA in the U.S. and under the trade name SPEDRA in the EU and other territories outside the U.S.  Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian Pacific Rim countries.

VIVUS is currently in discussions with potential partners to commercialize STENDRA in the United States and other territories throughout the world.

It is recommended that STENDRA should be taken approximately 30 minutes before sexual activity. STENDRA should not be taken more than once per day.  For more information about STENDRA, please visit www.Stendra.com.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this letter are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012, as amended by the Form 10-K/A filed on April 30, 2013 and by the Form 10-K/A filed on June 12, 2013, and periodic reports filed with the Securities and Exchange Commission (the “SEC”).

Important Additional Information

On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read VIVUS’s 2013 proxy statement because it contains important information.  Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com.